Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144017 on Form S-8 of our reports dated March 27, 2008, relating to the consolidated financial statements and financial statement schedule of Immunicon Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt as to the Company’s ability to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Immunicon Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 27, 2008